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                                                    OMB Number: 3235-0145
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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                  SCHEDULE 13G
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                          (AMENDMENT NO. ___________)*
                           U.S Helicopter Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                    COMMON STOCK, PAR VALUE $0.001 PER SHARE
                         (Title of Class of Securities)

                                  90342 H 10 0
                                 (CUSIP Number)

                                 August 1, 2006
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[   ]   Rule 13d-1(b)
[ x ]   Rule 13d-1(c)
[   ]   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


SEC 1745 PERSONS WHO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS (03-06) FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY
         VALID OMB CONTROL NUMBER.

CUSIP No. 90342H 10 0
--------------------------------------------------------------------------------
                1.    Names of Reporting Persons.
                      I.R.S. Identification Nos. of above persons
                      (entities only).

                      Al-Deera Holding Co. K.S.C.C.
--------------------------------------------------------------------------------
                2. Check the Appropriate Box if a Member of a Group
                   (See Instructions)
                      (a)
                      (b)   X
--------------------------------------------------------------------------------
                3. SEC Use Only

--------------------------------------------------------------------------------
                4.    Citizenship or Place of Organization
                      KUWAIT
--------------------------------------------------------------------------------
                            5.  Sole Voting Power                     1,653,436
Number of      -----------------------------------------------------------------
Shares                      6. Shared Voting Power                            0
Beneficially   -----------------------------------------------------------------
Owned by                    7. Sole Dispositive Power                 1,653,436
Each Reporting -----------------------------------------------------------------
Person With:                8. Shared Dispositive Power                       0
               -----------------------------------------------------------------

--------------------------------------------------------------------------------

                9. Aggregate Amount Beneficially Owned by Each
                   Reporting Person                                    1,653,436

                10. Check if the Aggregate Amount in Row (9) Excludes Certain
                    Shares (See Instructions)

                11.   Percent of Class Represented by Amount in Row (9)     5.1%
--------------------------------------------------------------------------------

                12. Type of Reporting Person (See Instructions) CO

ITEM 1.
             (a)    Name of Issuer       U.S. HELICOPTER CORPORATION
             (b) Address of Issuer's Principal Executive Offices 6 East River Piers, Suite 216,
                    Downtown Manhattan Heliport,
                    New York, NY 10004

ITEM 2.
             (a)    Name of Person Filing AL-DEERA HOLDING CO. K.S.C.C.
             (b) Address of Principal Business Office or, if none, Residence 1990 Safat, Kuwait 13020
             (c)    Citizenship KUWAIT
             (d) Title of Class of Securities Common Stock, par value $0.001 per share
             (e)    CUSIP Number 90342H 10 0

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.SS.240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:
             (a)  [  ]  Broker or dealer registered under section 15 of the
                        Act (15 U.S.C. 78o).
             (b)  [  ]  Bank as defined in section 3(a)(6) of the Act
                        (15 U.S.C. 78c).
             (c)  [  ]  Insurance company as defined in section 3(a)(19) of the
                        Act (15 U.S.C. 78c).
             (d)  [  ]  Investment company registered under section 8 of the
                        Investment Company Act of 1940 (15 U.S.C 80a-8).
             (e) [  ]   An investment adviser in accordance with ss.240.13d-1(b)
                        (1)(ii)(E);
             (f) [  ]   An employee benefit plan or endowment fund in accordance
                        with ss.240.13d-1(b)(1)(ii)(F);
             (g) [  ]   A parent holding company or control person in accordance
                        with  ss. 240.13d-1(b)(1)(ii)(G);
             (h) [  ]   A savings associations as defined in Section 3(b) of the
                        Federal Deposit Insurance Act (12 U.S.C. 1813);
             (i) [  ]   A church plan that is excluded from the definition of an
                        investment company under section 3(c)(14) of the
                        Investment Company Act of 1940 (15 U.S.C. 80a-3);
             (j) [  ]   Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

ITEM 4.  OWNERSHIP.
            (a)   Amount beneficially owned:                          1,653,436
            (b)   Percent of class:                                         5.1%
            (c)   Number of shares as to which the person has:
                  (i)   Sole power to vote or to direct the vote      1,653,436
                  (ii)  Shared power to vote or to direct the vote            0
                  (iii) Sole power to dispose or to direct the
                        disposition of                                1,653,436
                  (iv)  Shared power to dispose or to direct the
                        disposition of                                        0

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                                 Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                                 Not Applicable

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                                 Not Applicable

ITEM 9. NOTICE OF DISSOLUTION OF GROUP
                                 Not Applicable

ITEM 10. CERTIFICATION

         (c) By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as participant in any transaction having that purpose of effect.


                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

AUGUST  10, 2006
-----------------
Date

/S/ KHALED MAGDY EL-MARSAFY
-----------------------------
Signature

KHALED MAGDY EL MARSAFY/GENERAL MANAGER
------------------------------------------
Name/Title